UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  August 27, 2012

(Date of earliest event reported)

st. jude medical, inc.

(Exact name of registrant as specified in its charter)

Commission File Number:  1-12441

Minnesota	41-1276891
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One St. Jude Medical Drive
St. Paul, Minnesota 55117

(Address of principal executive offices, including zip code)

(651) 756-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05  Costs Associated With Exit or Disposal Activities.

On August 30, 2012, St. Jude Medical, Inc. (the “Company”) issued a press release announcing that it was realigning its product divisions into two new operating units:  the Cardiovascular and Ablation Technologies Division and the Implantable Electronic Systems Division.  In connection with this decision, the Company has also announced it will centralize several of the Company’s support functions, including information technology, human resources, legal, business development and certain marketing functions. These organizational changes are part of a comprehensive plan to accelerate the Company’s growth and are designed to reduce costs, leverage economies of scale, maintain the highest level of quality and fund the Company’s entire portfolio of new growth drivers.

In connection with this realignment, the Company expects to incur total pre-tax charges of approximately $50 million to $80 million. This estimate is comprised of $30 million to $40 million of employee termination costs, including severance and other benefits, and $20 million to $40 million in accelerated depreciation, asset impairments and other costs. The Company estimates that approximately $35 million to $45 million of the charges will result in future cash expenditures. The majority of the restructuring activities and related charges will be initiated in the third quarter of 2012 and are expected to be substantially complete within the next twelve months.

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As disclosed in a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on August 23, 2012, due to the death of a member of the Company’s Board of Directors and Audit Committee, the Company was not in compliance with Section 303A.07(a) of the New York Stock Exchange Listed Company Manual which requires that audit committees be comprised of at least three independent directors. On August 27, 2012, the Company’s Board of Directors approved the selection of Barbara B. Hill, an existing eligible director, as a new member of the Company’s Audit Committee. The Company is, therefore, now in compliance with the requirement of Section 303A.07(a) of the New York Stock Exchange Listed Company Manual.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the realignment of the Company’s product divisions and the centralization of several support functions described in Item 2.05 above, John C. Heinmiller, who had been serving as the Company’s Executive Vice President and Chief Financial Officer, will be taking on an expanded role as Executive Vice President, overseeing the centralization of the information technology, human resources, legal and business development functions. As a result, effective August 30, 2012, Mr. Heinmiller will cease serving as the Company’s Chief Financial Officer.

On August 27, 2012, the Company’s Board of Directors appointed Donald Zurbay as Vice President, Finance and Chief Financial Officer of the Company, effective as of August 30, 2012. In this new role, Mr. Zurbay will continue to report to John Heinmiller. Donald Zurbay, age 45, had been serving as the Company’s Vice President and Corporate Controller since January 2006. In 2004, Mr. Zurbay was named Corporate Controller. Mr. Zurbay joined the Company in 2003 as Director of Corporate Finance. Prior to joining the Company, Mr. Zurbay held positions at Deloitte & Touche LLP, The Valspar Corporation and PricewaterhouseCoopers LLP.

In connection with his appointment as Vice President, Finance and Chief Financial Officer of the Company, on August 27, 2012, the Company’s Compensation Committee approved a new compensation arrangement with Mr. Zurbay effective August 30, 2012. As a result of this new arrangement, Mr. Zurbay will receive the following compensation in 2012:

•	base salary in the amount of $376,000;

•	a target incentive bonus opportunity under the Company’s annual incentive plan for fiscal 2012 in an amount equal to 58% of his annual base salary; and

•	3,500 restricted stock units that vest in equal annual increments over a four-year period to be awarded on August 30, 2012.

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Mr. Zurbay will also be entitled to receive long-term incentive awards in December 2012 along with the Company’s other executive officers. The restricted stock units awarded to Mr. Zurbay were awarded pursuant to the shareholder-approved St. Jude Medical, Inc. 2007 Stock Incentive Plan, as amended and restated (2011), a copy of which is on file with the SEC as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 13, 2011. A copy of the form of Restricted Stock Units Award Agreement and related Restricted Stock Units Award Certificate used in connection with the award to Mr. Zurbay is on file with the SEC as Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 2, 2011.

Item 7.01  Regulation FD Disclosure.

On August 30, 2012, the Company issued a press release announcing the realignment of the Company’s business units and related changes to the Company’s executive management team. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

99.1        Press release issued by St. Jude Medical, Inc. on August 30, 2012.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

st. jude medical, inc.

By:	/s/ John C. Heinmiller
John C. Heinmiller Executive Vice President

Date: August 30, 2012

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EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release issued by St. Jude Medical, Inc. on August 30, 2012.

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